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               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

      COLUMBUS MCKINNON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

      THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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                  THE COLUMBUS MCKINNON SHAREHOLDERS COMMITTEE
                          C/O MACKENZIE PARTNERS, INC.
                                156 FIFTH AVENUE
                               NEW YORK, NY 10010

                                                                  August 5, 1999

DEAR COLUMBUS MCKINNON ESOP PLAN PARTICIPANT:

                WE SEEK YOUR SUPPORT TO ELECT FIVE NEW DIRECTORS

     We are writing to ask your vote to replace five of the eight directors of Columbus McKinnon Corporation at the upcoming meeting on August 16. Our nominees are all knowledgeable business executives who are committed to maximizing the value of Columbus McKinnon for all shareholders.

              MANAGEMENT HAS BEEN PROTECTING ITS INTERESTS AT THE
           EXPENSE OF COLUMBUS MCKINNON'S SHAREHOLDERS AND EMPLOYEES

     We believe that management has been unfair to employees by forcing them to take certain compensation in restricted stock, while giving themselves fat paychecks. In fiscal 1999 Tim Tevens was paid $456,730, of which only $6,661 was in stock. Bob Montgomery was paid $391,724, of which only $10,425 was in stock. How much were you paid?

     In addition, management has made a number of decisions that we believe have hurt the Company's financial strength. Consider the following points:

       In 1998 the Company acquired LICO for $155 million in cash, not stock. To do so, the Company took on substantial debt.

       While the Company paid for LICO with cash, it is paying employee bonuses with stock, a stock that has underperformed, we believe, because of management's failed strategy.

       We believe that the acquisition of LICO -- which is a cornerstone of management's strategy -- was a mistake. LICO is in a very different business than the Company's traditional products business. LICO's recent results show that management is doing a poor job. We think both the Company and LICO would be better off if the transaction had never occurred.

       Despite what Management is now saying, taking on this debt was a highly risky strategy. In 1998, the Company said 'the Companies leveraged position poses substantial risk . . .'

       If management continues its high risk strategy, what will happen when the economy worsens? Will the Company cut jobs?



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                   WE BELIEVE OUR PLANS MAY BENEFIT YOU BOTH
                      AS A SHAREHOLDER AND AS AN EMPLOYEE

     We believe that Columbus McKinnon could be sold, possibly to a larger better-financed company, at a premium to its current stock price. Such a transaction could benefit you as both a shareholder and an employee. If the Company were part of a large prosperous industrial organization, new opportunties for growth for the Company and employees might arise.

     We want your vote to support our plan to immediately explore all alternatives for maximizing value. Send management a message that you are not happy with their strategy.

              FOR MORE DETAILS, PLEASE READ THE ENCLOSED DOCUMENTS

     We ask you to take a moment to read the enclosed shareholder letter and our proxy statement which we recently mailed to all shareholders of the Company. These two documents will describe in more detail our disgruntlement with the Company, its senior management and the strategic direction in which the Company is heading.

     If you wish to support our nominees, you may do so by signing and mailing the enclosed GOLD proxy card, which will instruct the Plan's Trustee on how to vote your shares.

                         YOUR VOTE WILL BE CONFIDENTIAL

     You should be aware that the Trustee has hired an independent firm, Corporate Election Services in Pittsburgh, to act as an independent tabulation agent for the Plan shares. As a result, your vote will be completely confidential. The Plan Trustee will receive only the voting totals from Corporate Election Services and will not be aware of how individual Plan participants voted.

     If you have further questions about our plans for Columbus McKinnon, or how to properly vote your shares in support of our nominees, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885.

     We appreciate your consideration of our platform for change at Columbus McKinnon.

     On behalf of the Committee,

                                          Sincerely,

                                          JEFFREY E. SCHWARZ
                                          JEFFREY E. SCHWARZ